EXHIBIT 8.1

List of Subsidiaries of Shinhan Financial Group Co., Ltd.

Shinhan Bank Co., Ltd
Shinhan Card Co., Ltd
Shinhan Investment Corp.
Shinhan Life Insurance Co., Ltd.
Shinhan Capital Co., Ltd.
Jeju Bank
Shinhan BNP Paribas Asset Management Co., Ltd.
Shinhan Credit Information Co., Ltd.
Shinhan Data System
Shinhan Macquarie Financial Advisory Co., Ltd.
Shinhan Private Equity Inc.
SHC Management Co., Ltd.
Shinhan Asia Ltd., Hong Kong (incorporated in Hong Kong)
Shinhan Bank America (incorporated in United States)
Shinhan Bank Canada (incorporated in Canada)
Shinhan Bank China Limited (incorporated in People’s Republic China)
Shinhan Bank Europe GmbH (incorporated in Germany)
Shinhan Bank Japan (incorporated in Japan)
Shinhan Vietnam Bank (incorporated in Vietnam)
Shinhan Vina Bank (incorporated in Vietnam)
Shinhan Bank Kazakhstan (incorporated in Kazakhstan)
Shinhan Khmer Bank (incorporated in Cambodia)
Shinhan AITAS Co., Ltd
Shinhan — KT Mobile Card Co., Ltd
Shinhan Investment Corp. Asia Ltd (incorporated in Hong Kong)
Shinhan Investment Corp. Europe Ltd. (incorporated in United Kingdom)
Shinhan Investment Corp. USA (incorporated in United States)
Shinhan NPS Private Equity Fund
Petra PEF
Shinhan Private Equity Fund 2nd

In addition, there are two special purpose entities established in 2001 and 2002 in connection with the asset backed securitization of non-performing loans of Chohung Bank, which are classified as our subsidiaries for purposes of Korean anti-competition laws.

Other than as otherwise noted herein, all of our subsidiaries are incorporated in Korea.